Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Performant Financial Corporation:

We consent to the use of our report included herein dated March 22, 2012, except for Note 1(m) and schedule II, as to which the date is May 21, 2012, Note 1(b), as to which the date is July 26, 2012, and Note 1(c) and Note 1(t), as to which the date is August 8, 2012, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

San Francisco, California

January 30, 2013